Slide 1

Good morning. We want to thank RBC Capital Markets and especially Gerard Cassidy for inviting us here today and giving us the opportunity to again share the continuing success of our company.

Slide 2

A copy of our Safe Harbor statement is on the screen and in your handout.

Slide 3

For those of you who are hearing about Fulton Financial for the first time, I will take just a moment to share some basic information about us.

We are a mid-Atlantic regional financial holding company based in Lancaster, Pennsylvania.

We operate a total of 14 banking and financial service affiliates in four states: Pennsylvania, Maryland, New Jersey and Delaware.

Eleven of these are full-service banks; the other three are broad-based investment management and brokerage services providers.

At June 30, we had nearly $8 billion in assets, which makes us the 60th largest bank in the country.

Our market capitalization of nearly $2.0 billion as of June 30 ranked us 50th in the country. We are currently the third largest commercial bank headquartered in Pennsylvania.

Our lead bank was founded in 1882.

Incidentally, it’s purely coincidental that my last name is the same as the holding company. Unfortunately, I don’t own the bank.

The Corporation and the bank were named after Robert Fulton, inventor of the steamboat, who was born in Lancaster County. I just happened to start working there 36 years ago as the bank’s first management trainee.

Slide 4

Our company’s top six priorities are seen here on the screen, and I will elaborate on each one during this presentation.

Slide 5

We’re very proud of what we’ve been able to accomplish over the last two decades.

As a holding company, we’ve produced 20 consecutive years of record earnings, and we expect another year of record earnings in 2002.

Our compounded annual growth rate in earnings per share as originally reported has been 9.2 percent since the holding company was formed as well as for the past five years, indicating the consistency of our earnings performance.

Going back a little further, we have also had 28 consecutive years of dividend increases.

Since the holding company was formed, our dividends have increased at an annual rate of 10.3 percent, and we would expect this trend to continue in the future.

In short, Fulton Financial has a proven business model that has enabled us to maintain consistent, high performance.

Incidentally, the quarterly cash dividend that Fulton Financial will pay its shareholders in October will be 10.3 percent greater than the one paid at the same time last year.

Slide 6

In terms of financial performance, the first six months of 2002 have continued to be very solid for Fulton Financial.

Our net income per share was 63 cents, a 12.5 percent increase over last year. Our cash dividend per share was 28.6 cents, a 10.9 percent increase over 2001. Our returns on assets and equity were 1.69 percent and 15.93 percent respectively. This ranked us 23rd in terms of ROA out of the 100 largest banks in the country.

Our ROE ranked us 54th in the country. This relatively modest ranking is attributable to our strong capital position.

We have a lot of capital. Our leverage capital ratio of 9.87 percent ranked us 13th among the top 100 banks in the country.

Our efficiency ratio was 52.8 percent, ranking us 37th in the country.

Slide 7

Some of the information we’ll share with you today will contain comparisons to our peer group of 18 similar-sized banks, which are listed here.

Slide 8

Our stock has performed well over the history of the Corporation.

Long-term shareholders have experienced attractive returns, realizing a 15 percent compounded annual rate of return without dividend reinvestment over the 20 years since the Corporation was formed. They have realized a 19 percent compounded annual rate of return with dividend reinvestment over the same time period.

Slide 9

A few months ago, the Wall Street Journal published long-and short-term total return data for the nation’s top 1000 companies ranked by market capitalization.

Out of the 61 banks on this list, Fulton was tied for 16th, with a five-year total return of 17.8 percent. Our ten-year total return was 18.5 percent.

Since the end of last year, our stock has increased 9.3 percent.

Slide 10

The asset size of our eleven affiliate banks as of June 30 ranged from a high of nearly $3.5 billion for our flagship bank, Fulton Bank, to just under $100 million for our smallest affiliate, The Peoples Bank of Elkton.

Slide 11

And today, five of our affiliate banks are located in Pennsylvania, two in Maryland, three in New Jersey, and one in Delaware. We have 190 branches throughout our system.

Slide 12

We’re a market leader in 10 of the 30 counties we serve, and we have 19.1 percent of the potential deposit market in those top ten counties.

Our average market share in those ten counties is 23.7 percent.

Slide 13

The market demographics related to the four states in which we operate are generally very strong.

In addition, in the counties in which we operate in Delaware, Maryland and New Jersey, the population growth, on average, significantly exceeds that of each of those states as a whole.

Finally, in Pennsylvania, our primary banking market, we do business in the counties that, on average, far exceed the state benchmarks for these same criteria.

Slide 14

We recently obtained data from the Philadelphia Federal Reserve Bank showing county population growth throughout our geographic franchise.

Our corporate footprint aligns quite well with many of the strong growth markets you see here.

Slide 15

Now I’ll share what we consider to be our key strengths, which we believe will enable us to achieve our goals in the future. They are listed here on the screen, and I will discuss each one individually as well.

Slide 16

Our first strength is our sound risk management, related to both interest rate risk and credit risk. This will help ensure consistent earnings performance for the Corporation. The specific attention paid to these key areas has enabled us to limit our exposure to losses over time.

Slide 17

As you can see here, our annualized net-loan-charge-off-to-average-loan ratio, which was .17 percent for the second quarter of 2002, has been consistently better than those of both our peer group and those of the largest 50 banks in the country.

Slide 18

Another benchmark of our strong credit quality is clearly demonstrated through our low non-performing-assets-to-total-assets ratio of .42 percent as of June 30.

Fulton again has fared well in this measure when compared to the Top 50 Banks as well as to our peer group.

Our conservative underwriting standards have remained consistent through fluctuating economic cycles.

Our consistent credit approach, in both good times and bad, instills customer loyalty.

I would like to comment briefly on a credit that recently was discussed in our 10-Q filing in August. This credit is made up of two real estate loans, one commercial and the other residential, totaling $14.5 million.

This particular credit came to us as part of an acquisition, and as was pointed out in the 10-Q, drought conditions have caused a delay in obtaining required water and sewer permits. The loan is currently past due. We are continuing to closely monitor this lending relationship.

Based on what we know of this credit today, we currently believe that we will meet analysts’ earnings projections for the third quarter.

It is interesting to note that 51 percent of our commercial real estate loans are for owner-occupied properties, a fact which we believe helps to ensure repayment of these loans.

Slide 19

Here you can see the composition of our loan portfolio. The relatively equal weighting within our loan categories is another good example of our concern for, and management of, credit risk.

Slide 20

One reason our credit quality has remained so consistent is the stability of our lending staff.

The four senior-level employees who oversee the lending of all affiliate banks each have 20 to 30 years of experience in this capacity with us.

Slide 21

If you stratified our loans you would see that we have only 20 banking relationships with commitments to lend in excess of $20 million.

The maximum individual commitment is $30 million, while the average commitment is $550,000. All the loans are made to companies or individuals within Fulton’s geographic market area.

Slide 22

Here you can see our commercial loans broken out by industry. We maintain a well-diversified portfolio with no significant exposure in any one industry.

Slide 23

As you would expect, we have strict standards and policies with respect to managing our net interest margin and interest rate risk.

Our asset-liability management committee relies on both static gap and simulation analysis to measure and manage interest rate risk.

Our net interest margin has remained fairly consistent over time and over different economic cycles, and has also tracked above our peer group and the top 50 banks for most of the past ten years.

Our margin improved over the past few quarters as a result of the repricing of our interest-bearing liabilities.

Slide 24

This chart summarizes our exposure to sudden movements, or “shocks”, in interest rates.

As you can see, we believe we have minimal interest rate risk.

Furthermore, our 6-month Cumulative Gap of 1.13 is within the plus or minus 15 percent required by our policy.

We generally try to manage this ratio closer to 1.0; and in fact, we are currently at 1.07. However, we are comfortable with a slightly higher percent, given the likelihood of rising interest rates.

Slide 25

Like most banks, we have seen a recent shift in the composition of our deposits. As an industry, we’ve seen dollars come back to our banks from the equity markets.

As a result, we have worked to capitalize on these trends through core account promotions and banking programs which reward our customers for expanding their relationships with us while managing our funding costs.

Slide 26

Since our customers and the communities we serve are two very important constituencies for whom we strive to create value, it comes as no surprise that the majority of our funding comes from those individual and corporate clients.

As you can see from this chart, we do fund the corporation using other traditional sources, but they pale in comparison to those provided by our customer base.

Slide 27

Our next strength is our strong capital position, which enables us to grow, acquire banks and other financial services companies, and institute share buyback programs.

Slide 28

As I noted previously, we have historically maintained a higher capital level than many other institutions.

At the end of June, our total capital was $861 million—$845 million for regulatory purposes.

This translates to a total risk-based capital ratio of 14.3 percent, a Tier One risk-based ratio of 13.0 percent, and a total leverage capital ratio of 9.9 percent—all well above industry averages

Slide 29

If we assume that an 8.0 percent leverage capital ratio would be “normal”—that is, providing some security while allowing for greater capital deployment, Fulton Financial currently has approximately $130 million in “excess” capital available for stock repurchases, acquisitions and other strategic uses.

We will continue to look for ways to deploy this excess capital to create increased shareholder value in the future.

Slide 30

Recently, Fulton Bank received Moody’s highest rating of Prime-1 for short-term deposits, and a long-term deposit rating of A-1. From Fitch, we received a short-term deposit rating of F-1 and a long-term deposit rating of A.

Obtaining these high ratings from both Moody’s and Fitch will provide for additional fee income opportunities in our Business Financial Services Group.

Slide 31

Another strength is operating our network of independent community banks, which allows us to retain existing customer relationships when we enter new markets.

In fact, the Corporation’s presence is virtually transparent to the customer. Since we do not put our name on any of our affiliate banks or their statements, 95 percent of the customers who walk through their doors believe the bank is locally owned.

The remaining five percent of the customers know Fulton Financial is involved, and we want them to know because they’re business customers. We want them to know that there is considerable strength behind that smaller community bank, enabling us to deliver the products and services they need to run their businesses.

From time to time, we’re asked why we don’t collapse the charters into one bank.

Slide 32

Our most recent customer satisfaction surveys indicate that 96 percent of our customers are extremely or very satisfied. Based on the information we receive from consultants, this ranks us very high relative to other banks they have studied.

Slide 33

Our next strength is our coordinated product development process, where products developed by one affiliate are offered to all the banks within the holding company.

In the future, we expect that this efficient methodology will continue to provide us with increasing non-interest income growth.

Slide 34

Thanks to this process, we’ve provided our affiliates with a number of products that they previously did not offer, such as those seen on the screen.

Slide 35

An initiative receiving consistently high priority throughout the company is increasing our non-interest income as a percentage of total revenue.

As you see here, we are making good progress even though a number of our initiatives are still relatively new.

Slide 36

We have many sources of other income, and as you know, they have a tendency to fluctuate due to economic peaks and valleys.

These sources of other income complement each other as we saw this past year with our mortgage sale gains.

Our investment management and trust business is the largest contributor to our non-interest income, despite the recent challenges within the equities market.

Overdraft fees, mortgage sales, corporate cash management fees and debit card fees are also significant contributors.

Incidentally, these numbers exclude the impact of our 2001 acquisition of 18 branches of a competitor in the Wilmington and Southern New Jersey markets.

It is interesting to note that every one of these double-digit growth areas was the focus of one or more major initiatives for us in the last three years.

And we believe these same areas will lead our fee income growth in the future.

Slide 37

We established Fulton Mortgage Company in April of 2001 to coordinate residential mortgage lending throughout the Corporation.

Prior to this action, several of our affiliates did not offer residential mortgages.

Now all affiliates have expansive, competitive product lines and access to a management team that is clearly focused on residential mortgages.

Slide 38

Our affiliate banks have seen significant increases in their other income as they have focused on these products.

For some of our banks, the growth in other income has been as high as 23 percent.

Slide 39

This has translated into the continuing double-digit growth for the Corporation that you see here.

I want to emphasize that one of our major strategic initiatives is to continue to increase our non-interest income.

This item now accounts for only 24 percent of our total revenue, and management is committed to improving this number.

Slide 40

On May 1st of 2000, we established Fulton Financial Advisors, a separate affiliate through which we consolidated all the trust business of all affiliate banks.

Establishing this separate affiliate offered us the opportunity to centralize our product development and marketing and to focus on increasing fee revenue.

Slide 41

One of the areas on which we have focused is investment management and trust services.

In recent years, this other income source has shown strong annual increases, as you can see here.

The pink portion represents income from Dearden, Maguire, Weaver & Barrett, an asset management company based in West Conshohocken, Pennsylvania, which we acquired in January of 2001.

Slide 42

The Corporation does not make any venture capital investments. However, for more than 30 years, we have invested in bank stocks and see this as one of our core businesses.

As with our acquisitions, when we invest, we look at bank stocks in strong growth markets with good asset quality that are priced lower relative to their peers.

Slide 43

We sell these stocks when, in our opinion, market conditions warrant this action.

By following this philosophy over time, we’ve realized $59 million in security gains over the last ten years, and we have reinvested the proceeds in bank stocks that meet our criteria.

Slide 44

Our next strength relates to our common technology and operations platform.

All of our affiliates operate on a common data processing platform, which is outsourced to FiServ, our third-party provider. In addition, we have consolidated all of our back-office operations based on geographic or functional considerations.

This change has been virtually transparent to the customer, and has enabled us to have a primary processing site in Pennsylvania and a fully redundant back up processing site in New Jersey.

This consolidation has resulted in lower costs across the organization.

In addition, many of our smaller affiliate banks are able to offer both a broader and more sophisticated array of products and services than were previously available under their prior platform.

Slide 45

These initiatives have positively impacted our efficiency. If you are hearing about us for the first time, you might think that with eleven separate banks, our cost structure must be unnecessarily high.

However as you can see here, our efficiency ratio, which was 52.8 percent for the first six months of 2002, has improved over time. This ratio has consistently compared very favorably to both our peer group and the fifty largest banks in the country.

Excluding our non-bank subsidiaries, the Corporation’s efficiency ratio is 50.6 percent.

Slide 46

In fact, if you look at some of our previous acquisitions, you will notice significant improvements in the efficiency of these banks as a result of centralizing certain functions and the revenue growth associated with additional product offerings.

Slide 47

Another strength is our well-developed acquisition strategy. We think this will result in continued growth and strong performance in the future.

Slide 48

Over the past 15 years we’ve been an active acquirer of 18 banks, which are listed here, from our most recent acquisition of Drovers Bancshares, to our first acquisition of Farmers Trust Bank in 1984.

These banks added more than $3 billion in assets to the Corporation.

However, although we’ve been an active acquirer of small to mid-sized commercial banks, we have maintained a reasonable and rational perspective on the prices we’ve paid for the banks.

As a result, we’ve been able to grow significantly while experiencing little or no dilution in our earnings per share from those acquisitions.

Slide 49

When we make an acquisition, we seek to purchase banks that are in high growth areas, have strong financial performance, good asset quality, and that employ good people who will fit into our culture and our decentralized structure.

Slide 50

When we acquire a bank, the holding company assumes all of the control-related functions including audit, loan review, investments, asset/liability management and operations.

We also maintain control over capital and operating budgets.

In addition, data processing is converted to a common platform.

Slide 51

Everything else generally remains the same, including the name of the bank, the directors, the management team and the employees.

In some cases, acquired banks are merged into existing affiliates if we don’t believe we can maximize shareholder value by their remaining independent.

Slide 52

The benefits we provide to our new affiliates are increased non-interest income through new products and services, additional capital to ensure further expansion, increased lending capacity, and a wider array of products and services.

Due to our proven merger/conversion expertise (we just completed our 28th successful conversion) this change is virtually transparent to the affiliate’s customers.

We also bring to the affiliate management team a stronger focus on growth and customer service.

Slide 53

We believe our ultimate strength to be the talent and dedication of our employees.

They will ensure continued exemplary customer service and superior execution of strategic plan initiatives in the future

Our philosophy is that long-term loyal employees create long-term, loyal customers who create long-term, loyal shareholders.

We believe that to create financial success for our clients, we must first enable our employees to feel successful in their careers.

We are actively assuming the responsibility for ensuring their success, and our officer retention rate of nearly 90% would suggest that our efforts in this area are working.

Slide 54

Because our people are so important to us, we periodically conduct an employee opinion survey.

The most recent one, conducted in June of this year, contained 113 questions grouped into the categories you see here.

When our scores are compared to those of other banks across the nation, we consistently rank in the top quartile.

I truly believe that if you can point to anything that sets us apart from our competitors, it is the quality of our people. So what may the future hold for expanding our franchise geographically?

Slide 55

This map gives you an idea of where we would consider expanding.

We have evaluated these potential new markets and have ranked them based on demographic trends and their respective competitive environments.

Within each area, we have further delineated the future dynamic growth markets that we believe will provide the greatest return on investment.

In Pennsylvania, we’d like to further expand in the markets we’re already in and into contiguous markets.

We would also like to do additional banking business in the eastern part of Maryland; to extend our New Jersey banking presence into markets like Haddonfield and Princeton; and to expand into central Delaware.

We also have an interest in the central and eastern portions of Virginia.

Slide 56

Looking ahead, we would expect to build on the strengths I have just discussed.

We will continue to look to our employees, who have the skill and expertise that will differentiate us from our competitors.

While we still see significant opportunities in core banking businesses, we will also continue to anticipate and respond to the rapidly changing needs of our clients and prospects.

We expect to more actively manage our capital to create value for shareholders.

We will have added flexibility to more actively repurchase our stock where appropriate.

Slide 57

Our board of directors continues to focus on maximizing shareholder value.

They have determined that an annual increase in our earnings per share in the range of 10 percent is required to provide our shareholders with a reasonable return on their investment.

If we can’t deliver, the board is committed to exploring other strategic options.

Our five-year financial plan anticipates that this goal will be achieved, and management and directors believe that we will achieve these goals.

Slide 58

I’d like to thank you for your attention and for the opportunity to share our past and present success, as well as our future expectations with you today. I would be happy to answer any questions you may have.